                                                                               .
                                                                               .
                                                                               .

                                                                    Exhibit 99.1

[THE HARTFORD LOGO]                                                 News Release
                                             Hartford Plaza - Hartford, CT 06115

Date:          May 13, 2003
For Release:   Upon Receipt
Contact:       Media                                       Investors
               Joyce Willis                                Hans Miller
               860/547-4951                                860/547-2751
               jwillis@thehartford.com                     hmiller@thehartford.com

               Cynthia Michener                            Mike Lesperance
               860/547-5624                                860/547-6781
               cynthia.michener@thehartford.com            michael.lesperance@thehartford.com

                  THE HARTFORD REPORTS FIRST QUARTER EARNINGS

        HARTFORD, CONN. - The Hartford Financial Services Group, Inc. (NYSE:
HIG) today reported a net loss of $1.4 billion for the first quarter of 2003 as a result of a previously announced increase in asbestos reserves. For the quarter ended March 31, 2003, the company's net loss was $5.46 per diluted share compared to net income of $1.17 per diluted share in the first quarter of 2002.

        On May 12, the company announced that it would increase its net asbestos reserves by $2.6 billion, following a comprehensive, ground-up study of its asbestos exposures. The company also announced a series of actions and plans that will advance its competitive position. These include raising capital, streamlining its property-casualty operations and other expense-saving measures.

        Before the after-tax effect of the asbestos reserve addition, The Hartford's net income rose 5 percent to $306 million, or $1.19 per diluted share, for the first quarter, compared with $292 million, or $1.17 per diluted share, for the comparable period last year. Also included in net income are after-tax net realized capital losses of $34 million for the first quarter of 2003, compared to after-tax losses of $1 million in the first quarter of 2002.

                                   -- more --

THE HARTFORD'S EARNINGS/2

        Operating income and operating income before the after-tax effect of the asbestos reserve addition, are measures that are not calculated based on generally accepted accounting principles ("non-GAAP"). Information regarding non-GAAP financial measures used in this release is provided in the Definition and Reconciliation of Non-GAAP Measures section of this release.

                       FIRST QUARTER CONSOLIDATED RESULTS

                                                          FOR THE QUARTER ENDED
                                                                  MARCH 31,
                                                          ---------------------
($ in millions except EPS; all after-tax)                    2003          2002
----------------------------------------                  -------       -------
Net income (loss)                                         $(1,395)      $   292
 - Net realized capital losses                                (34)           (1)
                                                          -------       -------
Operating income (loss)                                   $(1,361)      $   293
 - Effect of 2003 asbestos reserve addition                (1,701)           --
                                                          -------       -------
Operating income before effect of asbestos
reserve addition                                          $   340       $   293
Earnings per diluted share:
 - Net income (loss)                                      $ (5.46)      $  1.17
 - Operating income (loss)                                $ (5.33)      $  1.17
 - Operating income before effect of                      $  1.33       $  1.17
    2003 asbestos reserve addition


        "Yesterday we announced that we have taken decisive action regarding asbestos and other cost reduction measures, which will accomplish two things: We will put the asbestos issue behind us and we will become an even stronger competitor in the property-casualty marketplace," said The Hartford's Chairman and CEO, Ramani Ayer.

        "Our first quarter results show the fundamental strength of our core businesses," said Ayer. "Our diversified business model demonstrates that we can achieve strong earnings from several sources."

        Ayer noted that property-casualty operations continue to benefit from firm prices, as well as excellent execution of its business strategy. Within the life operations, group benefits again had double-digit growth, while investment product sales have maintained momentum, despite the weak equity market.

                                   -- more --

The Hartford's Earnings/3


        As a result of the asbestos charge, The Hartford's operating income results were a loss of $1.4 billion, or $5.33 per diluted share, in the first quarter of 2003.

        Excluding the after-tax effect of the asbestos reserve addition, the company's operating income increased 16 percent to $340 million, or $1.33 per diluted share, in the first quarter of 2003, compared with $293 million, or $1.17 per diluted share, for the same period last year.

        Operating income per diluted share in the first quarter of 2003 reflected an increase in the number of shares outstanding from the comparable prior-year period, due primarily to the company's third-quarter 2002 capital raising activities, which added 7.3 million shares.

        The company had total revenues of $4.3 billion for the quarter ended March 31, 2003, a 7 percent increase from the comparable prior-year period. "Solid earnings in our ongoing operations demonstrate that our business model continues to drive top line growth," said Ayer.

LIFE OPERATIONS

        "Our annuity business continues to gain market share even in a challenging market environment," said Ayer. The company's individual annuity operation achieved sales and other deposits of $3.6 billion for the first quarter of 2003, a 27 percent jump from the first quarter of 2002, and a slight decrease from the fourth quarter of 2002.

        The following is a reconciliation of net income to operating income:

                                                           FOR THE QUARTER ENDED
                                                                MARCH 31,
                                                           --------------------
($ in millions; all after-tax)                              2003           2002
------------------------------                             -----          -----
Net income                                                 $ 126          $ 170
- Net realized capital losses                                (31)            (7)
                                                           -----          -----
Operating income                                           $ 157          $ 177


        Net income for The Hartford's life operations was down 26 percent in the first quarter of 2003 from $170 million in the same period last year, driven primarily by higher net realized capital losses and the effect of the continuing unfavorable equity market on the company's individual annuity results.

                                   -- more --

THE HARTFORD'S EARNINGS/4

        Total assets under management for The Hartford's investment products segment were $110.1 billion as of March 31, 2003, level with Dec. 31, 2002, but down 10 percent from $122.7 billion as of March 31, 2002. Net income decreased 16 percent to $98 million for the first quarter of 2003 from $117 million in the prior-year period, primarily as a result of reduced fee income from a lower asset base, driven by the weak equity market.

        Net income for individual life was up 3 percent to $32 million in the first quarter of 2003 compared with the same period last year. Results continue to be dampened by the lower equity market. Net income declined 6 percent from the quarter ending Dec. 31, 2002. Account values of $7.6 billion were down 5 percent from March 31, 2002, but were flat versus Dec. 31, 2002. A continuing market shift from variable to fixed accumulation products resulted in an 11 percent decrease in sales for individual life products to $39 million compared with the first quarter of 2002.

        The Hartford's risk management and pricing discipline helped the group benefits segment achieve double-digit earnings growth in the first quarter, despite an increasingly competitive market. Net income increased 21 percent to $34 million, while total fully insured ongoing premiums declined 2 percent to $568 million, from the prior year period. Fully insured sales, excluding buyouts, were down 37 percent to $222 million, primarily as a result of increased competition in the large-case group disability and group life markets.

        The company's Japanese operation achieved $700 million in variable annuity sales for the first quarter of 2003, which is five times higher than the previous year's quarter, bringing account values to more than $2.3 billion as of March 31, 2003. First quarter sales were down moderately from fourth quarter 2002 sales of $757 million.

                                   -- more --

THE HARTFORD'S EARNINGS/5

NORTH AMERICAN PROPERTY-CASUALTY OPERATIONS

        The Hartford's North American property-casualty operations reported $168 million in net income in the first quarter of 2003, an increase of 32 percent over the $127 million reported for the quarter ending March 31, 2002.

        "We are increasing our share of key markets," said Ayer. "Our differentiated product and business model, coupled with firm prices and disciplined underwriting, are key factors in achieving double-digit earned premium growth and a combined ratio below 100."

        The following is a reconciliation of net income to operating income:

                                                            FOR THE QUARTER ENDED
                                                                  MARCH 31,
                                                            ---------------------
($ in millions; all after-tax)                                2003          2002
-----------------------------                                -----         -----
Net income                                                   $ 168         $ 127
 - Net realized capital gains (losses)
                                                                (9)            5
                                                             -----         -----
Operating income                                             $ 177         $ 122


        North American property-casualty operations continue to benefit from firm prices, with net written premiums rising 18 percent in the first quarter to $2.4 billion, compared with $2.1 billion for the first quarter of 2002.

        Earned premiums increased 16 percent in the first quarter to $2.2 billion, primarily as a result of price increases; and the combined ratio was 97.7, a 2.5 point improvement over the first quarter of 2002 and a 2.3 point improvement over the fourth quarter of 2002.

                                    --more --

THE HARTFORD'S EARNINGS/6

        Before catastrophe losses, which added 2.6 points to this quarter's combined ratio, the combined ratio for the first quarter improved 4.0 points over the prior-year quarter to 95.1. The combined ratio, before catastrophes, for three of the four North American property-casualty segments improved: 5.3 points in specialty commercial lines to 97.5; 7.7 points in personal lines to 91.3; and 2.8 points in business insurance to 94.6.

        Net investment income of $243 million was up 12 percent, primarily due to an increased asset base.

        The business insurance segment again delivered outstanding results, with a 20 percent increase in written premiums to $990 million in the first quarter of 2003, compared with $825 million in the year-ago period. Earned premiums were $880 million for the 2003 quarter, compared with $732 million in the first quarter of 2002.

        For the eighth consecutive quarter, business insurance achieved a combined ratio below 100, excluding the impact of Sept. 11.

        Within the business insurance segment, The Hartford's small commercial and middle market businesses continue to perform strongly, with written premium growth of 18 percent and 22 percent, respectively, for the first quarter of 2003, compared with the first quarter of 2002. Earned premiums for small commercial and middle market businesses for the same period increased 17 percent and 24 percent, respectively. The specialty commercial lines segment achieved a 35 percent increase in written premiums and a 49 percent increase in earned premiums in the first quarter compared to the prior-year quarter.

        Written premiums for personal lines were up 6 percent to $770 million for the first quarter, primarily due to an 11 percent increase in the AARP business. Personal lines earned premiums were up 8 percent to $772 million, while earned premiums for AARP business were up 13 percent, compared to the prior-year quarter.

        The personal lines combined ratio was 92.7 for the first quarter of 2003, 8.5 points better than last year's first quarter, with the homeowner's book producing an 80.8 combined ratio, 11.7 points better than the previous year, primarily as a result of reduced claim frequency and low catastrophes.

                                   -- more --

THE HARTFORD'S EARNINGS/7

        North American property-casualty catastrophe losses for the quarter were $37 million (after-tax), compared with $13 million (after-tax) for the prior-year period.

TOTAL ASSETS AND EQUITY

        As of March 31, 2003, The Hartford's total assets were $188.7 billion, up slightly from a year ago, while total assets under management, which include the mutual fund assets managed by the company and its affiliates, were $205.2 billion. The company's book value, excluding accumulated other comprehensive income, decreased 15 percent to $32.05 per share as of March 31, 2003, primarily as a result of the asbestos reserve addition, compared with $37.77 per share as of Dec 31, 2002. Including accumulated other comprehensive income, The Hartford's book value was $36.97 as of March 31, 2003, compared with $42.06 at Dec. 31, 2002.

        "Our core operations have are strong. " said Ayer. "Strong cash flow, coupled with a disciplined and competitive operating platform, have positioned us to capitalize on market opportunities for long-term and profitable growth."

        The company will review first quarter results and its outlook for 2003 in an analyst conference call scheduled for 10 a.m. EDT Wednesday, May 14. The conference call, accompanied by the slide presentation, will be simultaneously webcast at www.thehartford.com/ir/index.html.

DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

        The Hartford uses the following non-GAAP financial measures to analyze the company's operating performance. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies.

                                   -- more --

The Hartford's Earnings/8


        The Hartford uses operating income as an important measure of the company's operating performance. For the periods presented in this release, operating income is net income, excluding the after-tax effect of net realized capital gains and losses. The company believes operating income provides to investors a valuable measure of the performance of the company's ongoing businesses because it excludes the effect of realized capital gains and losses, which tend to be highly variable. Net income is the most directly comparable GAAP measure.

        A reconciliation of net income (loss) to operating income (loss) for the quarters ended March 31, 2003 and 2002 has been previously presented.

        In this release, The Hartford has included the financial measures net income, excluding the after-tax effect of the asbestos reserve addition, and operating income, excluding the after-tax effect of the asbestos reserve addition. The Hartford has provided these financial measures to enhance investor understanding of the company's ongoing businesses by eliminating the effect of the asbestos reserve addition, which relates solely to legacy businesses.

        Net income is the most directly comparable GAAP measure for each of these measures. A reconciliation of operating income (loss), to operating income before the effect of the asbestos reserve addition, for the quarters ended March 31, 2003 and 2002, have been previously presented. A reconciliation of net income (loss) to net income before the effect of the asbestos reserve addition, for the quarters ended March 31, 2003 and 2002, is presented below.

                                                           FOR THE QUARTER ENDED
                                                                 MARCH 31,
                                                           ---------------------
($ in millions; all after-tax)                                2003          2002
------------------------------                             -------       -------
Net income (loss)                                          $(1,395)      $   292
- Effect of asbestos reserve addition                       (1,701)           --
                                                           -------       -------
Net income before effect of asbestos reserve
addition                                                   $   306       $   292


                                   -- more --

THE HARTFORD'S EARNINGS/9

        Written premiums is a non-GAAP forward-looking measure used by The Hartford as an important indicator of the operating performance of the company's property-casualty operations. Because written premiums represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it provides a better understanding of the underlying trends in The Hartford's current business. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are recognized as revenue during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premium reserves.

        The Hartford (NYSE: HIG) is one of the nation's largest investment and insurance companies. As of March 31, 2003, The Hartford had total assets of $188.7 billion and stockholders' equity of $9.4 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance.

        More detailed financial information can be found in The Hartford's Investor Financial Supplement available on the company's Web site, www.thehartford.com.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. In particular, the adequacy of our asbestos reserves is subject to a number of potential adverse developments including, among others, the development of novel legal claims by asbestos plaintiffs and the effect of bankruptcies of asbestos defendants on claim development and severity. Our capital raising plans are subject to volatile capital markets.

                                   -- more --

THE HARTFORD'S EARNINGS/9

Other important risks and uncertainties include the difficulty in predicting our potential exposure for asbestos and environmental claims and related litigation, in particular, significant uncertainty with regard to the outcome of our current dispute with Mac Arthur Company and its subsidiary, Western MacArthur Company; the uncertain nature of damage theories and loss amounts and the development of additional facts related to the September 11, 2001 terrorist attack; the uncertain impact on us of various tax reduction proposals being considered by Congress that relate to the lowering of the capital gains rate and the application of that rate to dividend distributions; the response of reinsurance companies under reinsurance contracts, the impact of increasing reinsurance rates, and the availability and adequacy of reinsurance to protect us against losses; the possibility of more unfavorable loss experience than anticipated; the possibility of general economic and business conditions that are less favorable than anticipated; the incidence and severity of catastrophes, both natural and man-made; the effect of changes in interest rates, the stock markets or other financial markets; stronger than anticipated competitive activity; unfavorable legislative, regulatory or judicial developments; our ability to distribute our products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in our claims-paying, financial strength or credit ratings; the ability of our subsidiaries to pay dividends to us; and others discussed in our Quarterly Reports on Form 10-Q, our 2002 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

                                      # # #

                   THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                         CONSOLIDATED FINANCIAL RESULTS
     (Dollar amounts in millions except share data unless otherwise stated)

                                                                                                                          YEAR OVER
                                                                                                                  YEAR    SEQUENTIAL
                                                        1Q          2Q          3Q          4Q          1Q       QUARTER   QUARTER
HIGHLIGHTS                                             2002        2002        2002        2002        2003      CHANGE     CHANGE
                                                     --------    --------    --------    --------    --------    -------  ----------
     Net income (loss) [1]                           $    292    $    185    $    265    $    258    $ (1,395)       NM        NM
     Operating income (loss) [1]                     $    293    $    291    $    365    $    301    $ (1,361)       NM        NM
     Impact of 2003 asbestos reserve addition        $     --    $     --    $     --    $     --    $ (1,701)       --        --
     Operating income before impact of 2003
       asbestos reserve addition                     $    293    $    291    $    365    $    301    $    340        16%       13%
     Total revenues                                  $  4,060    $  3,992    $  4,085    $  4,280    $  4,331         7%        1%
     Total assets                                    $185,261    $179,937    $175,824    $181,975    $188,657         2%        4%
     Total assets under management [2]               $203,598    $197,084    $191,055    $198,608    $205,223         1%        3%
                                                     --------    --------    --------    --------    --------     -----     ------

PER SHARE AND SHARES DATA
     Basic earnings (loss) per share [1]
        Net income (loss)                            $   1.19    $   0.75    $   1.06    $   1.01    $  (5.46)       NM        NM
        Operating income (loss)                      $   1.19    $   1.18    $   1.47    $   1.18    $  (5.33)       NM        NM
        Operating income before impact of 2003
          asbestos reserve addition                  $   1.19    $   1.18    $   1.47    $   1.18    $   1.33        12%       13%
     Diluted earnings (loss) per share [1] [3]
        Net income (loss)                            $   1.17    $   0.74    $   1.06    $   1.01    $  (5.46)       NM        NM
        Operating income (loss)                      $   1.17    $   1.16    $   1.46    $   1.17    $  (5.33)       NM        NM
        Operating income before impact of 2003
          asbestos reserve addition [4]              $   1.17    $   1.16    $   1.46    $   1.17    $   1.33        14%       14%
     Weighted average common shares outstanding         246.1       247.4       248.9       255.2       255.4       9.3sh     0.2sh
     Weighted average common shares outstanding
          and dilutive potential common shares [3]      249.7       250.7       250.5       256.3       255.4       5.7sh    (0.9)sh
     Common shares outstanding                          246.7       247.6       255.0       255.2       255.4       8.7sh     0.2 sh
     Book value (including AOCI)                     $  36.64    $  39.00    $  42.91    $  42.06    $  36.97         1%      (12%)
     Book value (excluding AOCI)                     $  35.51    $  36.06    $  36.99    $  37.77    $  32.05       (10%      (15%)
                                                     --------    --------    --------    --------    --------     -----     ------




[1]The quarter ended March 31, 2002 includes the earnings impacts of the $11 after-tax expense in Life related to Bancorp Services, LLC litigation and the $8 after-tax benefit in Life's September 11 Terrorist Attack exposure. The quarter ended September 30, 2002 includes $76 of tax benefit in Life primarily related to the favorable treatment of certain tax items arising during the 1996-2002 tax years.

[2] Includes mutual fund assets and third party assets managed by HIMCO.

[3]As a result of the antidilutive impact from the net loss in the first quarter of 2003, The Hartford is required by generally accepted accounting principles to use basic weighted average shares in the calculation of first quarter 2003 diluted earnings per share. In the absence of the net loss, 256.1 weighted average common shares outstanding and dilutive potential common shares would have been used in the calculation.

[4] Calculated using weighted average common shares outstanding and dilutive potential common shares of 256.1.